Exhibit 3.4
SIXTH AMENDED AND RESTATED BYLAWS
OF
CIVITAS RESOURCES, INC.

1.	OFFICES
1.1     Registered Office
The registered office of the Corporation shall be in Wilmington, Delaware, and the initial registered agent shall be The Corporation Trust Company, or such other office or agent as the Board of Directors of the Corporation (the “Board of Directors”) shall from time to time select.
1.2     Other Offices
The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or useful in connection with the business of the Corporation.

2.	MEETINGS OF STOCKHOLDERS
2.1     Place of Meetings
All meetings of the stockholders shall be held at such place, if any, within or without the State of Delaware as may be fixed from time to time by the Board of Directors, the Chairperson or the President. Notwithstanding the foregoing, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held by means of remote communication.
2.2     Annual Meetings
The Corporation shall hold annual meetings of stockholders on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. At each annual meeting, stockholders shall elect directors of the Corporation and may transact such other business as may properly be brought before the meeting. Any previously scheduled annual meeting of the stockholders may be postponed by action of the Board of Directors taken prior to the time previously scheduled for such annual meeting of the stockholders.
2.3     Special Meetings
Except as otherwise required by applicable law, special meetings of stockholders may be called only in the manner set forth in the certificate of incorporation of the Corporation, as the same may be amended and restated from time to time (the “Certificate of Incorporation”). Notice of every special meeting of the stockholders shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders shall be limited exclusively to the business set forth in the Corporation’s notice of meeting.
2.4     Notice of Meetings
Notice of any meeting of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and (if it is a special meeting) the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote at such meeting not less than ten nor more than 60 days before the date of the meeting (except to the extent that such notice is waived or is not required as provided in the General Corporation Law of the State of Delaware (the “DGCL”) or these Bylaws), either personally, by mail or by other lawful means. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his, her or its address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law.

2.5     Waivers of Notice
Whenever the giving of any notice is required by law, the Certificate of Incorporation or these Bylaws, a written waiver thereof signed by the person or persons entitled to said notice, or a waiver thereof by electronic transmission by the person entitled to said notice, delivered to the Corporation, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a stockholder at a meeting shall constitute a waiver of notice (A) of such meeting, except when the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (B) if it is a special meeting, of consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter at the beginning of the meeting.
2.6     Advance Notice of Stockholder Nominations and Other Business
(A)    Annual Meetings of Stockholders.
(1)    Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (b) by or at the direction of the Board of Directors or any duly authorized committee of the Board of Directors; (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.6 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, at the time of the record date of the annual meeting and at the time of the annual meeting; or (d) by one or more Eligible Holders (as defined below) pursuant to and in accordance with Section 2.6(B).
(2)    For nominations or other business to be properly brought before an annual meeting by a stockholder of record pursuant to clause (c) of paragraph (A)(1) of this Section 2.6, the stockholder of record bringing the notice (the “Noticing Stockholder”) must have delivered timely notice thereof in proper written form to the Secretary of the Corporation at the principal executives offices of the Corporation, and any such proposed business other than nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action or must be otherwise appropriate for stockholder action under the provisions of the laws of the State of Delaware. To be timely, the Noticing Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the 120th day, nor earlier than the Close of Business on the 150th day, prior to the first anniversary of the date of the Corporation’s proxy statement released to stockholders for the preceding year’s annual meeting; provided, however, that if the date of the meeting is advanced or delayed by more than 30 days from such anniversary date, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the Close of Business on the 150th day prior to such annual meeting and not later than the Close of Business on the later of the 120th day prior to such annual meeting or the tenth day following the day on which the public announcement (as defined below) of the date of such meeting is first made by the Corporation. An adjournment, recess, rescheduling or postponement of an annual meeting (or the public announcement of an adjournment, recess, rescheduling or postponement thereof) shall not commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice. For the avoidance of doubt, a Noticing Stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. Notwithstanding anything in this paragraph (A)(2) of this Section 2.6 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director proposed by the Board of Directors or specifying the size of the increased Board of Directors at least ten days prior to the last day a Noticing Stockholder may deliver a notice of nominations in accordance with the second sentence of this paragraph (A)(2) of this Section 2.6, a Noticing Stockholder’s notice required by this Section 2.6(A) shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the tenth day following the day on which a public announcement of such increase in the number of directors to be elected is first made by the Corporation.
(3)    Information in Notice. To be in proper written form, such Noticing Stockholder’s notice to the Secretary given pursuant to this Section 2.6(A) also shall set forth:
(a)    as to each person whom the Noticing Stockholder proposes to nominate for election or re-election as a director: (i) the name, age and address (business and residential) of such person, (ii) a complete biography and statement of such person’s qualifications, including the principal occupation or employment of such person (at present and for the past five years), (iii) the Specified Information (as defined below) for such person and any member of the immediate family of such person, or any Affiliate or Associate (as such terms are defined below) of such person, or any person acting in concert therewith, (iv) (A) a complete and accurate description of all agreements, arrangements and understandings (whether written or oral, and including promises) between each

Holder and any Stockholder Associated Person (as such terms are defined below), on the one hand, and such person, on the other hand, including, without limitation, (x) to consult or advise on any investment or potential investment in a publicly listed company (including the Corporation) or (y) to nominate, submit or otherwise recommend (including, without limitation, supporting, advocating for, or otherwise taking action to further the consideration of) such person for appointment (or, for the avoidance of doubt, as a candidate for appointment) to any officer, executive officer or director role of any publicly listed company (including the Corporation) during the past ten years, and (B) a complete and accurate description of the outcome of any situations described pursuant to the foregoing clause (A), (v) whether such person has (A) notified the Board of Directors of each publicly listed company at which such person serves as an officer, executive officer or director with respect to such person’s proposed nomination for election to the Board of Directors, and, (B) as applicable, received all necessary consents to serve on the Board of Directors if so nominated and elected or otherwise appointed (or, if any such consents have not been received, how such person intends to address such failure to receive such necessary consents), (vi) whether such person’s nomination, election or appointment, as applicable, would violate or contravene a corporate governance policy, including, without limitation, a conflicts of interest or “overboarding” policy of any publicly listed company at which such person serves as an officer, executive officer or director, and, if so, a description of how such person intends to address such violation or contravention, (vii) the first date of contact between any Holder and/or Stockholder Associated Person, on the one hand, and such person, on the other hand, with respect to the Corporation, (viii) the amount and nature of any direct or indirect economic or financial interest, if any, of such person, or of any immediate family member of such person, in any funds or vehicles managed by, under common management with, or affiliated with any Holder or any Stockholder Associated Person, (ix) a complete and accurate description of all direct and indirect compensation and other monetary or non-monetary agreements, arrangements and understandings (whether written or oral) existing presently, that existed during the past three years or were offered during the past three years (whether accepted or declined), and any other material relationships, between or among the Holders or any Stockholder Associated Person, on the one hand, and such person, and any member of the immediate family of such person, and such person’s respective Affiliates and Associates, or others acting in concert therewith, or any other person or persons, on the other hand (including the names of such persons) and all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K (“Regulation S-K”) under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision), if any Holder or any Stockholder Associated Person were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant, (x) information relevant to a determination of whether such person can be considered an independent director, (xi) any other information relating to such person that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including such person’s written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder and to serving as a director if elected), and (xii) a completed and signed questionnaire, representation and agreement and any and all other information required by paragraph (A)(3)(e) of this Section 2.6;
(b)    as to any other business that the Noticing Stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for conducting such business at the meeting, (iii) any material interest of each Holder and each Stockholder Associated Person, if any, in such business, (iv) the text of the proposal or business (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the specific language of the proposed amendment), and (v) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by the Noticing Stockholder;
(c)    as to the Noticing Stockholder and the beneficial owner, if any, on whose behalf the nomination is made or the other business is being proposed (collectively with the Noticing Stockholder, the “Holders” and each a “Holder”): (i) the name and address of each Holder, as the name and address appear on the Corporation’s books, and the name and address of each Stockholder Associated Person, if any, (ii) as of the date of the notice (which information, for the avoidance of doubt, shall be updated and supplemented pursuant to paragraph (D)(3) of this Section 2.6), (A) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, held of record or owned beneficially by each Holder and any Stockholder Associated Person (provided that, for the purposes of this Section 2.6(A), any such person shall in all events be deemed to beneficially own any shares of stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both)), (B) any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder and any Stockholder Associated Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned or held, including beneficially, by each Holder and any Stockholder Associated Person, (C) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which each Holder and any Stockholder Associated Person has any right to vote or has granted a right to vote any shares of stock or any other security of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Stockholder Associated Person, on the one hand, and any person acting in concert therewith, on the other hand, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Stockholder Associated Person with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation (any of the foregoing, a “Short Interest”), and any Short Interest held by each Holder or any Stockholder Associated Person within the last 12 months in any class or series of the shares or other securities of the Corporation, (E) any rights to dividends or payments in lieu of dividends on the shares of the Corporation owned beneficially by each Holder or any Stockholder Associated Person that are separated or separable from the underlying shares of stock or other security of the Corporation, (F) any proportionate interest in shares of stock or other securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any Holder or any Stockholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity, (G) any performance-related fees (other than an asset-based fee) that each Holder or any Stockholder Associated Person is or may be entitled to based on any increase or decrease in the value of stock or other securities of the Corporation or Derivative Instruments, if any, including without limitation, any such interests held by members of the immediate family sharing the same household of such Holder or any Stockholder Associated Person, (H) any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and each Stockholder Associated Person, if any, in the outcome of any (x) vote to be taken at any annual or special meeting of stockholders of the Corporation or (y) any meeting of stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these Bylaws, (I) any direct or indirect legal, economic or financial interest or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by each Holder or any Stockholder Associated Person, (J) any direct or indirect interest of each Holder or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and (K) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Stockholder Associated Person is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any Affiliate of the Corporation, or any officer, director or employee of such Affiliate (the information required by this subclause (ii) shall be referred to as the “Specified Information”), (iii) a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting on the matter proposed, that the Noticing Stockholder will continue to be a stockholder of record of the Corporation entitled to vote at such meeting on the matter proposed through the date of such meeting and that such Noticing Stockholder intends to appear in person or by proxy at such meeting to propose such nomination or other business, (iv) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Stockholder Associated Person, if any, (v) any other information relating to each Holder and each Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (vi) a representation by the Noticing Stockholder as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends: (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the proposed nominee or approve or adopt the other business being proposed and/or (B) otherwise to solicit proxies from stockholders in support of such nomination or other business, (vii) a certification by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a stockholder of the Corporation, (viii) the statement required by Rule 14a-19(b)(3) of the Exchange Act (or any successor provision), (ix) the names and addresses of other stockholders (including beneficial owners) known by any Holder or Stockholder Associated Person to support such proposal(s) or nomination(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s), and (x) a representation by the Noticing Stockholder as to the accuracy of the information set forth in the notice. In addition, any Noticing Stockholder who submits a notice pursuant to this paragraph (A)(3) of this Section 2.6 is required to update and supplement the information disclosed in such notice in accordance with paragraph (D)(3) of this Section 2.6.
(d)    Supplemental Requests. The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting of stockholders, require any Holder or any proposed nominee to deliver to the Secretary, within five Business Days of any such request, such other information as may reasonably be requested by the Corporation, including (i) such other information as may be reasonably required by the Board of Directors, in its sole discretion, to determine (x) the eligibility of such proposed nominee to serve as a director of the Corporation, and (y) whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (ii) such other information that the Board of Directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(e)    Submission of Questionnaire, Representation and Agreement. In addition to the other requirements of this Section 2.6(A), each person who a Noticing Stockholder proposes to nominate for election or re-election as a director of the Corporation must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 2.6(A)) to the Secretary at the principal executive offices of the Corporation (i) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) and (ii) a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) that such person (A) is not and will not become a party to (x) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and (D) in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation.
(B)    Proxy Access for Director Nominations.
(1)    Inclusion in Proxy Statement. The Corporation shall include in its proxy statement for an annual meeting of stockholders the name, together with the Required Information (as defined below), of any person nominated for election (a “Stockholder Nominee”) to the Board of Directors by a stockholder that satisfies, or by a group that, collectively, satisfy, the requirements of this Section 2.6(B) (an “Eligible Holder”), and that expressly elects at the time of providing the notice required by this Section 2.6(B) (the “Nomination Notice”) to have its nominee or nominees included in the Corporation’s proxy materials pursuant to this Section 2.6.
(2)    Timeliness. To be timely, a stockholder’s Nomination Notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the 120th day, nor earlier than the Close of Business on the 150th day, prior to the first anniversary of the date of the Corporation’s proxy statement released to stockholders for the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in order to be timely the Nomination Notice must be so received not later than the Close of Business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In addition to the other requirements of this Section 2.6(B), the

Nomination Notice must include the name and address of the Eligible Holder (including each stockholder whose stock ownership is counted for purposes of qualifying as an Eligible Holder).
(3)    Required Information. For purposes of this Section 2.6(B), the “Required Information” that the Corporation will include in its proxy statement is (a) the information concerning the Stockholder Nominee and the Eligible Holder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (b) if the Eligible Holder so elects, a Statement (as defined below). To be timely, the Required Information must be delivered to or mailed and received by the Secretary of the Corporation within 30 days after the deadline for Nomination Notices set forth in paragraph (B)(2) of this Section 2.6.
(4)    Number of Stockholder Nominees. The number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Holder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.6 but are subsequently withdrawn) appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed 20% of the number of directors in office as of the last day on which a Nomination Notice may be delivered pursuant to this Section 2.6(B), or if such amount is not a whole number, the closest whole number below 20%, but not less than two (the “Permitted Number”); provided that (a) if one or more vacancies for any reason occurs on the Board of Directors at any time after the deadline for Nomination Notices set forth in paragraph (B)(2) of this Section 2.6 and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced and (b) the Permitted Number shall be reduced for each annual meeting (but not more than two annual meetings) for each Stockholder Nominee that the Board of Directors decides to nominate for election at such annual meeting. If the number of Stockholder Nominees submitted by Eligible Holders pursuant to this Section 2.6(B) exceeds the Permitted Number, each Eligible Holder shall select one of its Stockholder Nominees for inclusion in the Corporation’s proxy materials. If the Permitted Number is not reached after each Eligible Holder has selected one Stockholder Nominee for inclusion in the Corporation’s proxy materials, each Eligible Holder shall select one Stockholder Nominee, going in order of the amount (largest to smallest) of shares of the capital stock of the Corporation each Eligible Holder disclosed as owned in its respective Nomination Notice submitted to the Corporation, until the Permitted Number is reached, and all remaining Stockholder Nominees in excess of the Permitted Number shall be excluded from the Corporation’s proxy materials.
(5)    Ownership. For purposes of this Section 2.6, an Eligible Holder shall be deemed to “own” only those outstanding shares of the capital stock of the Corporation as to which the stockholder possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares (i) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (ii) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (iii) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on not more than five Business Days’ notice, or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the capital stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors, which determination shall be conclusive and binding on the Corporation and its stockholders. An Eligible Holder shall include in its Nomination Notice the number of shares it is deemed to own for the purposes of this Section 2.6(B).
(6)    Eligible Holder. An Eligible Holder must have owned (as defined below) continuously for at least three years that number of shares of capital stock as shall constitute three percent or more of the outstanding capital stock of the Corporation (the “Required Shares”) as of both (a) a date within seven calendar days prior to the date of the Nomination Notice and (b) the record date for determining stockholders entitled to vote at the annual meeting. For purposes of satisfying the ownership requirements under this Section 2.6(B), (a) the shares of the capital stock of the Corporation owned by one or more stockholders, or by the person or persons who own shares of the capital stock of the Corporation and on whose behalf any stockholder is acting, may be aggregated, and (b) two or more related funds will be treated as one stockholder or person for this purpose if such funds are (i) under common management and investment control, (ii) under common management and funded by a single employer, or (iii) a “group of investment companies” as such term is defined in section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. No person may be a member of more than one group of persons constituting an Eligible Holder under this Section 2.6(B). Within the time period specified in this Section 2.6(B) for providing the Nomination Notice, an Eligible Holder must provide the following information in writing to the Secretary of the Corporation:
(a)    one or more written statements from each record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Eligible Holder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Holder’s agreement to provide, within three Business Days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Holder’s continuous ownership of the Required Shares through the record date and, in the case of loaned shares, a written statement to the effect that the person will recall such loaned shares prior to the record date for the annual meeting and hold such shares on the record date or will revoke delegated voting authority with respect to such shares and vote such shares at the annual meeting, and, in the case of shares held by two or more related funds, documentation that demonstrates to the reasonable satisfaction of the Corporation that the funds are (i) under common management and investment control, (ii) under common management and funded by a single employer, or (iii) a “group of investment companies” as such term is defined in section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended;
(b)    the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected, together with the information and representations that would be required to be set forth in a stockholder’s notice of a nomination pursuant to paragraph (A)(3) of this Section 2.6;
(c)    a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act, as such rule may be amended;
(d)    a representation that the Eligible Holder (including each member of any group of stockholders that together is an Eligible Holder under this Section 2.6(B)) (i) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (ii) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.6(B), (iii) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(I) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board of Directors, (iv) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation, (v) intends to own the Required Shares through the date of the annual meeting, (vi) has no present intention to dispose of the Required Shares within one year following the annual meeting if one or more of the Eligible Holder’s Stockholder Nominees is elected (it being understood that the Eligible Holder may disclaim any such representation regarding shares as to which the Eligible Holder has delegated investment power to an independent investment manager or shares held in or by an index fund), (vii) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (viii) otherwise will comply with all applicable laws, rules, regulations and listing standards in connection with any actions taken pursuant to this Section 2.6(B);
(e)    in the case of a nomination by a group of stockholders that together is an Eligible Holder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters thereto, including withdrawal of the nomination; and
(f)    an undertaking that the Eligible Holder (including each member of any group of stockholders that together is an Eligible Holder) agrees to (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Holder’s communications with the stockholders of the Corporation or out of the information that the Eligible Holder provided to the Corporation, (ii) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Holder pursuant to this Section 2.6(B), (iii) comply with all other laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, and (iv) provide to the Corporation prior to the annual meeting such additional information as necessary with respect thereto, including prompt notice if the Eligible Holder ceases to own any of the Required Shares prior to the date of the annual meeting of stockholders and if any information or communications provided by the Eligible Holder to the Corporation ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Holder shall promptly notify the Secretary of the Corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.
(7)    Statement. The Eligible Holder may provide to the Secretary of the Corporation, within the time period specified in this Section 2.6(B) for providing the Nomination Notice, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words (excluding biographical and other information required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act), in support of the candidacy of all Stockholder Nominees nominated by the Eligible Holder (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.6, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.6(B) shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Stockholder Nominee.
(8)    Representation and Agreement; Additional Information. At the time the Eligible Holder delivers the Nomination Notice, the Stockholder Nominee must deliver to the Secretary of the Corporation a written representation and agreement that the Stockholder Nominee (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director of the Corporation, will act or vote on any issue or question, or has fully disclosed to the Corporation all such agreements, arrangements and understandings with, and all such commitments and assurances to, any person, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director, or has fully disclosed to the Corporation all such agreements, arrangements and understandings with any such person or entity, and (c) will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors, as well as any applicable law, rule or regulation or listing requirement. At the request of the Corporation, and within five Business Days after receipt of such questionnaires from the Corporation, the Stockholder Nominee must submit all completed and signed questionnaires and other information requests required of the Corporation’s directors and officers. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the Corporation’s capital stock is listed and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors (the “Applicable Independence Standards”) and the qualifications of the Stockholder Nominee to serve on the Corporation’s Audit Committee, Compensation Committee. ESG Committee and Nominating and Corporate Governance Committee, and the Stockholder Nominee must respond to any such request within five Business Days after receipt. If any information or communications provided by the Stockholder Nominee to the Corporation ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Stockholder Nominee shall promptly notify the Secretary at the principal offices of the Corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. If the Board of Directors determines that the Stockholder Nominee is not independent under the Applicable Independence Standards, or if the Stockholder Nominee fails to provide requested information on a timely basis, the Stockholder Nominee will not be eligible for inclusion in the Corporation’s proxy materials.
(9)    Eligibility for Nomination at Subsequent Meetings. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (a) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (b) does not receive at least twenty-five percent of the votes cast “for” the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 2.6(B) for the next two annual meetings of stockholders. Any Eligible Holder (including each stockholder whose stock ownership is counted for purposes of qualifying as an Eligible Holder) whose Stockholder Nominee is elected as a director at the annual meeting of stockholders will not be eligible to nominate or participate in the nomination of a Stockholder Nominee for the next two annual meetings of stockholders other than the nomination of such previously elected Stockholder Nominee, unless the Board of Directors nominates such previously elected Stockholder Nominee at a subsequent annual meeting.

(10)    Disqualification. The Corporation shall not be required, pursuant to this Section 2.6(B), to include in its proxy materials for any meeting of stockholders a Stockholder Nominee (a) if the Secretary of the Corporation receives a notice that any stockholder has nominated a person for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominations for director set forth in paragraph (A)(1)(c) of this Section 2.6, (b) if the Eligible Holder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (c) who is not independent under the Applicable Independence Standards, as determined by the Board of Directors, (d) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the listing standards of the principal exchange upon which the Corporation’s capital stock is traded, or any applicable state or federal law, rule or regulation, (e) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (f) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (g) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act, (h) if such Stockholder Nominee or the Eligible Holder who has nominated such Stockholder Nominee shall have provided information to the Corporation with respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors, (i) if the Eligible Holder ceases to be an Eligible Holder for any reason, including but not limited to not owning the Required Shares through the date of the applicable annual meeting, or (j) if the Eligible Holder or applicable Stockholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Holder or Stockholder Nominee or fails to comply with its obligations pursuant to this Section 2.6(B). For the purposes of paragraph (B)(10) of this Section 2.6, if an Eligible Holder is subject to the conditions in clause (a), (b), (h), or (j), the Corporation may exclude from its proxy materials all Stockholder Nominees nominated by such Eligible Holder or, if the proxy statement has already been filed, may declare all such Stockholder Nominees ineligible to stand for election or serve as a director; and if a Stockholder Nominee is subject to the conditions in clause (c), (d), (e), (f), (g) (h), (i), or (j), the Corporation may declare such Stockholder Nominee ineligible and exclude such Stockholder Nominee from the proxy materials, or, if the proxy statement has already been filed, may declare the Stockholder Nominee ineligible to stand for election or serve as a director.
(11)    Invalidity. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall declare a nomination by an Eligible Holder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (a) the Stockholder Nominee(s) and/or the applicable Eligible Holder shall have breached its or their obligations, agreements or representations under this Section 2.6(B), as determined by the Board of Directors or the person presiding at the annual meeting of stockholders, (b) the Stockholder Nominee(s) are determined to be ineligible to stand for election or serve as a director pursuant to paragraph (B)(10) of this Section 2.6, or (c) the Eligible Holder (or a qualified representative thereof) does not appear at the annual meeting of stockholders to present any nomination pursuant to this Section 2.6(B).
(12)    Filing of Solicitations and Other Communications. The Eligible Holder (including any person who owns shares of capital stock of the Corporation that constitute part of the Eligible Holder’s ownership for purposes of satisfying paragraph (B)(6) to this Section 2.6) shall file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.
(C)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only: (1) by or at the direction of the Board of Directors or any duly authorized committee of the Board of Directors; or (2) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who (a) is entitled to vote at the meeting, (b) complies with the notice procedures set forth in this Section 2.6 and (c) is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, at the time of the record date of the special meeting of stockholders and at the time of the special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any Noticing Stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Noticing Stockholder’s notice as required by paragraphs (A)(2) and (A)(3) of this Section 2.6 shall be delivered to the Secretary at the principal executive offices of the Corporation in proper written form not earlier than the Close of Business on the 120th day prior to such special meeting and not later than the Close of

Business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made by the Corporation of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the adjournment, recess, rescheduling or postponement of a special meeting (or the public announcement of an adjournment, recess, rescheduling or postponement thereof) commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice as described above.
(D)    General.
(1)    Except for directors who are appointed by the Board of Directors pursuant to these Bylaws, only such persons who are nominated in accordance and compliance with the procedures set forth in this Section 2.6 shall be eligible for election to serve as directors at a meeting of stockholders and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.6. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairperson of the Board of Directors shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws (including whether the Noticing Stockholder or other Holder, if any, on whose behalf the nomination is made or other business is being proposed solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Noticing Stockholder’s nominee or other business in compliance with such stockholder’s representation as required by clause (c)(vi) of paragraph (A)(3) of this Section 2.6). If any proposed nomination or other business was not made or proposed in compliance with these Bylaws, the chair of the meeting of stockholders shall have the power and duty to declare to the meeting that any such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and that such nomination or other business not properly brought before the meeting shall be disregarded and/or shall not be transacted. Notwithstanding anything to the contrary in these Bylaws, if the Noticing Stockholder (or a qualified representative of the Noticing Stockholder) does not appear at the annual or special meeting, as applicable, to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.6, to be considered a “qualified representative” of the Noticing Stockholder, a person must be authorized by a document authorizing another person or persons to act for such stockholder as proxy at the meeting of stockholders and such person must produce the document or a reliable reproduction of such document at the meeting of stockholders. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which such inspectors or such persons relied.
(2)    Exchange Act Compliance. Notwithstanding the foregoing provisions of this Section 2.6, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.6; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.6. Nothing in these Bylaws shall be deemed to affect any rights (a) of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances, or (b) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement.
(3)    Updates and Supplements. In addition, to be considered timely, a Noticing Stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting of stockholders and as of the date that is ten Business Days prior to the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five Business Days after the record date for the meeting of stockholders in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Noticing Stockholder has delivered to the Corporation a notice relating to the nomination of directors, the Noticing Stockholder shall deliver to the

Corporation not later than eight Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the annual meeting has been adjourned or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.
(E)    Certain Definitions; Interpretations. For purposes of these Bylaws,
(1)    “Affiliate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;
(2)    “Associate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;
(3) “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Denver, Colorado are authorized or obligated by law or executive order to close;
(4)    “Close of Business” on a particular day shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day;
(5)    “delivery” of any notice or materials by a stockholder as required to be “delivered” shall mean, both (a) hand delivery, overnight courier service, or by certified or registered mail, return receipt requested, in each case to the Secretary at the principal executive offices of the Corporation, and (b) electronic mail to the Secretary; ¶
(6)    “public announcement” shall mean disclosure: (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, as reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or a comparable news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act; and
(7)    “Stockholder Associated Person” shall mean, as to any Holder, (a) any person acting in concert with such Holder, (b) any person controlling, controlled by or under common control with such Holder or any of their respective Affiliates and Associates, or person acting in concert therewith, and (c) any member of the immediate family of such Holder or an Affiliate or Associate of such Holder.
For purposes of these Bylaws, the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” Where a reference in these Bylaws is made to any statue or regulation, such reference shall be to (1) the statute or regulation as amended from time to time (except as context may otherwise require) and (2) any rules or regulations promulgated thereunder.
2.7     Business and Conduct of Meetings
Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice (except to the extent that such notice is waived or is not required as provided in the DGCL or these Bylaws). Business transacted at any annual meeting of stockholders shall be limited to the purposes stated in the proxy statement for such annual meeting or brought before the annual meeting by or at the direction of the Board of Directors.
At every meeting of the stockholders, the Chairperson, if there be one, or in the case of a vacancy in the office or absence of the Chairperson, the Chief Executive Officer, or in the case of a vacancy in the office or absence of the Chief Executive Officer, the President, or in the case of a vacancy in the office or absence of the President, such other officer or director of the Corporation designated by the Board of Directors, shall act as chair of the meeting of the stockholders. The Secretary, or, in the absence of the Secretary, an Assistant Secretary, or in the absence of the Secretary and the Assistant Secretaries, a person appointed by the chair of the meeting, shall act as secretary of the meeting of the stockholders.
The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include the following: (A) the establishment of an agenda or order of business for the meeting; (B) rules and procedures for maintaining order at the meeting and the safety of those present, including regulation of the manner of voting and the conduct of discussion; (C) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (D) restrictions on entry to the meeting after the time fixed for the commencement thereof; (E) limitations on the time allotted to questions or comments by participants; and (F) restrictions on the use of cell phones, audio or video recording devices and similar devices at the meeting. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business is not in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chair of the meeting shall have the power to adjourn the meeting to another place, if any, date and time. The chair of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.
In advance of any meeting of stockholders, the Board of Directors may appoint one or more inspectors, who need not be stockholders, to act at the meeting and to make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the person’s best ability. The inspectors shall have the duties prescribed by law.
2.8     List of Stockholders
The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date (A) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (B) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.8 or to vote in person or by proxy at any meeting of stockholders.
2.9     Quorum, Adjournment and Postponement
Stockholders may take action on a matter at a meeting only if a quorum exists with respect to that matter. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the shares entitled to vote at the meeting, and who are present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate vote by a class or classes or series is required, a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Once a share is represented for any purpose at a meeting (other than solely to object (A) to holding the meeting or transacting business at the meeting, or (B) if it is a special meeting, to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice), it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

The chair of the meeting or holders of a majority of the shares represented at the meeting may adjourn the meeting from time to time, whether or not there is a quorum. No notice of the time and place of adjourned meetings need be given if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which adjournment is taken, (ii) displayed, during the time scheduled for such meeting, on the same electronic network used to enable stockholders and proxy holders to participate in such meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the DGCL. At the adjournment meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 5.4 hereof and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Any previously scheduled meeting of the stockholders may be postponed, and unless the Certificate of Incorporation or any certificate of designations otherwise provides, any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.
2.10    Voting and Proxies
Unless otherwise provided in the DGCL or in the Certificate of Incorporation, and subject to the other provisions of these Bylaws, each stockholder shall be entitled to one vote on each matter, in person or by proxy, for each share of the Corporation’s capital stock that has voting power and that is held by such stockholder. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed appointment of proxy shall be irrevocable if the appointment form states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
If authorized by the Board of Directors, and subject to such guidelines as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders and be deemed present in person and vote at such meeting whether such meeting is held at a designated place or solely by means of remote communication; provided that (A) the Corporation implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation implements reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action is maintained by the Corporation.
2.11     Required Vote
When a quorum is present at any meeting of stockholders, all matters shall be determined, adopted and approved by the affirmative vote (which need not be by ballot) of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter, unless the proposed action is one upon which, by express provision of law or of the Certificate of Incorporation, a different vote is specified and required, in which case such express provision shall govern and control with respect to that vote on that matter. Where a separate vote by a class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes.
Notwithstanding the foregoing, the manner by which directors will be elected at any meeting of stockholders will be as follows, depending on whether the election is “contested” or “uncontested” (as such terms are defined below). In an uncontested election, directors shall be elected by a majority of the votes cast by holders of shares of the Corporation’s capital stock entitled to vote in the election of directors at any meeting of stockholders at which a quorum is present. In a contested election, directors shall be elected by a plurality of the votes cast by holders of shares of the Corporation’s capital stock entitled to vote in the election of directors at any meeting of stockholders at which a quorum is present. An election of directors will be “contested” if, in connection with any annual meeting or other meeting of stockholders, (A) the Secretary shall have received one or more notices that a stockholder has nominated or proposes to nominate a person or persons for election as a director, which notice(s) purports to be in compliance with the advance notice requirements set forth in Section 2.6 of these Bylaws, irrespective of whether the Board of Directors at any time determines that any such notice is not in compliance with such requirements, and

(B) as of the date that is 14 days in advance of the date that the Corporation files its definitive proxy statement (regardless of whether or not thereafter amended, revised or supplemented) with the SEC each such notice has not been formally and irrevocably withdrawn by the applicable stockholder. Any election of directors that is not contested shall be “uncontested.” For purposes of these Bylaws, a majority of the votes cast means that the number of shares voted “for” a director’s election must exceed the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).
2.12     Stockholder Actions by Written Consent
Except as otherwise provided by the Certificate of Incorporation or any certificate of designations, any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting of the Corporation and may not be effected by a written consent or consents by stockholders in lieu of a meeting.
2.13     Treasury Stock
The Corporation shall not vote, directly or indirectly, shares of its own capital stock owned by it or any subsidiary, and such shares shall not be counted in determining the total number of outstanding shares of the Corporation’s capital stock.

3.	DIRECTORS
3.1     Powers
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things, subject to any limitation set forth in the Certificate of Incorporation or as otherwise may be provided in the DGCL.
3.2     Number and Election
Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies.
3.3     Nomination of Directors
The Board of Directors shall nominate candidates to stand for election as directors, and other candidates also may be nominated by any Corporation stockholder pursuant to Section 2.6. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.4 hereof, and each director elected shall hold office until such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. Directors need not be stockholders.
3.4     Vacancies, Resignation and Removal
Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled solely by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by the affirmative vote of a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until the next election of directors, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. In the event that one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.
Any director may resign at any time by notice given in writing to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as therein specified.

3.5     Meetings
3.5.1     Regular Meetings
Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors or the Chairperson.
3.5.2     Special Meetings
Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer or the President on one day’s notice to each director, either personally or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one day in advance of the meeting), facsimile transmission, electronic mail (effective when directed to an electronic mail address of the director), or other electronic transmission, as defined in Section 232(c) (or any successor section) of the DGCL (effective when directed to the director), and on five days’ notice by mail (effective upon deposit of such notice in the mail). The notice need not describe the purpose of a special meeting.
3.5.3     Telephone Meetings
Members of the Board of Directors may participate in a meeting of the board by any communication by means of which all participating directors can simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.
3.5.4     Action Without Meeting
Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board of Directors. The action must be evidenced by one or more consents in writing or by electronic transmission describing the action taken, signed or otherwise consented to by each director, and delivered to the Corporation for inclusion in the minute book.
3.5.5     Waiver of Notice of Meeting
A director may waive any notice required by law, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice. Except as set forth below, the waiver must be in writing, signed by the director entitled to the notice, or made by electronic transmission by the director entitled to the notice, and delivered to the Corporation for inclusion in the minute book. Notwithstanding the foregoing, a director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
3.6     Quorum, Vote and Organization of Meetings
At all meetings of the Board of Directors, a quorum of the Board of Directors consists of a majority of the total number of directors prescribed pursuant to Section 3.2 of these Bylaws. The vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law or by the Certificate of Incorporation or by these Bylaws.
At each meeting of the Board of Directors, the Chairperson or, in the Chairperson’s absence, another director selected by the Board of Directors, shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.
3.7     Committees of Directors
The Board of Directors may designate one or more committees, each committee to consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present and not disqualified from voting, whether or not such member or members constitute a quorum, may by unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member. Committee members may be removed from a committee by a majority vote of the directors then in office.
Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (A) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required to be submitted to the stockholders for approval or (B) adopting, amending or repealing any bylaw of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolutions adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested.
Such committee or committees shall have such name or names as may be determined from time to time by resolutions adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors, when required. Unless otherwise specified in the Board of Directors’ resolutions appointing the committee, all provisions of the DGCL and these Bylaws relating to meetings, action without meetings, notice (and waiver thereof), and quorum and voting requirements of the Board of Directors apply, as well, to such committees and their members.
3.8     Compensation of Directors
The Board of Directors shall have the authority to fix the compensation of directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
3.9     Chairperson
The members of the Board of Directors will appoint one of their number as the Chairperson. The Chairperson shall (when present) preside at all meetings of the Board of Directors and stockholders. The Chairperson shall perform such duties as usually appertain to the office or as may be prescribed by the Board of Directors or these Bylaws.

4.	OFFICERS
4.1     Positions
The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary and a Treasurer, and such other officers as the Board of Directors (or an officer authorized by the Board of Directors) from time to time may appoint, including one or more Executive Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers. Each such officer shall exercise such powers and perform such duties as shall be set forth below and such other powers and duties as from time to time may be specified by the Board of Directors or by any officer(s) authorized by the Board of Directors to prescribe the duties of such other officers. Any number of offices may be held by the same person, except that in no event shall the President and the Secretary be the same person. As set forth below, each of the Chief Executive Officer, President, and/or any Vice President may execute bonds, mortgages and other contracts on behalf of the Corporation, if required, except where required or permitted by law to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.
4.2     Chief Executive Officer
The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board of Directors, and shall be responsible for the execution of the policies of the Board of Directors. In the absence (or inability or refusal to act) of the Chairperson, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall keep the Board of Directors fully informed and shall consult with them concerning the business of the Corporation, and in general shall perform all other duties normally incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.
4.3     President

The President shall have full responsibility and authority for management of the day-to-day operations of the Corporation. Unless otherwise provided by the Board of Directors, the President may, in the absence of the Chief Executive Officer, perform duties and exercise powers of the Chief Executive Officer. The President shall perform all such other duties as are incident to the office of president and such other duties as may be prescribed by the Chief Executive Officer or the Board of Directors from time to time.
4.4     Vice President
In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice President shall perform all such other duties as from time to time may be assigned to them by the Chief Executive Officer or the Board of Directors from time to time.
4.5     Secretary
The Secretary shall have responsibility for preparation of minutes of meetings of the Board of Directors and of the stockholders and for authenticating records of the Corporation. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors. The Secretary or an Assistant Secretary may also attest all instruments signed by any other officer of the Corporation.
4.6     Treasurer
The Treasurer shall have responsibility for the custody of the corporate funds and securities and shall see to it that full and accurate accounts of receipts and disbursements are kept in books belonging to the Corporation. The Treasurer shall render to the Chairperson, the Chief Executive Officer, the President, and the Board of Directors, upon request, an account of all financial transactions and of the financial condition of the Corporation.
4.7     Assistant Secretaries and Assistant Treasurers
The Assistant Secretaries and Assistant Treasurer, if any are appointed, shall in general perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, by the Chief Executive Officer, the President or the Board of Directors. The Assistant Secretaries and Assistant Treasurer, shall, in the absence of or upon the inability or refusal to act by the Secretary or the Treasurer, respectively, perform the duties and exercise the powers of the Secretary or Treasurer, respectively.
4.8     Term of Office
Each officer of the Corporation shall hold office until such officer’s successors are chosen and qualify or until such officer’s earlier resignation or removal.
Any officer may resign at any time upon written notice to the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later date specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors whenever, in its judgment, the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.
Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled at any time and from time to time by the Board of Directors for the unexpired portion of the term.
4.9     Compensation
The compensation of officers of the Corporation shall be fixed by the Board of Directors or by any committee of the Board of Directors authorized by the Board of Directors to prescribe the compensation of such other officers.
4.10     Fidelity Bonds

The Corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise.

5.	CAPITAL STOCK
5.1     Certificates of Stock; Uncertificated Shares
The shares of stock of the Corporation shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or shall be represented by certificates, or a combination of both. To the extent that shares of stock are represented by certificates, such certificates, whenever authorized by the Board of Directors, shall be in such form as shall be approved by the Board of Directors. Any certificates representing shares of stock shall be signed in the name of the Corporation by the Chairperson, Chief Executive Officer, President or any Vice President, and by the Treasurer, Secretary or any Assistant Treasurer or Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar whose signature or facsimile signature appears on a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
5.2     Transfer
Transfers of shares shall be made on the share register or transfer books of the Corporation, which may be maintained by a third party registrar or transfer agent, upon surrender for cancellation of the certificate with an assignment and power of transfer thereon or attached thereto endorsed by the person(s) named in the certificate or, if such shares are uncertificated, upon receipt of proper transfer instructions from the registered holder of such uncertificated shares. No transfer shall be made that is inconsistent with the provisions of applicable law.
5.3     Lost Certificates
The Board of Directors, Chairperson, Chief Executive Officer, President or Secretary may direct a new certificate of stock to be issued in place of any certificate theretofore issued by the Corporation and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that the certificate of stock has been lost, stolen or destroyed. When authorizing such issuance of a new certificate, the board or any such officer may, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as the board or such officer shall require and/or to give the Corporation a bond or indemnity, in such sum or on such terms and conditions as the board or such officer may direct, as indemnity against any claim that may be made against the Corporation on account of the certificate alleged to have been lost, stolen or destroyed or on account of the issuance of such new certificate or uncertificated shares.
5.4     Record Date
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the Close of Business on the day next preceding the day on which notice is given, or, if notice is waived, at the Close of Business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, unless the Board of Directors fixes a new record date for the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the Close of Business on the day on which the Board of Directors adopts the resolution relating thereto.
5.5     Stockholders of Record

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to receive notifications, to vote as such owner, and to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise may be provided by the DGCL.

6.	INDEMNIFICATION; INSURANCE
6.1     Right to Indemnification
Each person who was or is a party or is threatened to be made a party to or is involved in any proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA truces or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Section 6.2 hereof) only if such proceeding (or part thereof) was authorized by the Board of Directors. Persons who are not directors or officers of the Corporation and are not so serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors.
The indemnification conferred in this Section 6.1 also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.1 or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.
6.2     Right of Claimant to Bring Action Against the Corporation
If a claim under Section 6.1 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Section 6.1, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (in the manner provided under the DGCL) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the claimant, an actual determination by the Corporation (in the manner provided under the DGCL) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.
6.3     Non-exclusivity

The rights to indemnification and advance payment of expenses provided by Section 6.1 hereof shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
6.4     Survival of Indemnification
The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 6.1 hereof shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.
6.5     Insurance
The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.
6.6     Reliance on Provisions
Each person who shall act as a director or officer of the Corporation, or as the legal representative of such person, or who while a director or officer serves at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, shall be deemed to be doing so in reliance upon rights of indemnification provided by this Section 6. Any repeal or modification of the provisions of this Section 6 shall not adversely affect any right or benefit of any potential claimant existing at the time of such repeal or modification.

7.	GENERAL PROVISIONS
7.1     Inspection of Books and Records
Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office or at its principal place of business.
7.2     Dividends
The Board of Directors may declare dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and the laws of the State of Delaware.
7.3     Reserves
The Board of Directors may set apart, out of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve.
7.4     Execution of Instruments
All checks, drafts or other orders for the payment of money, and promissory notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

7.5     Fiscal Year
The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
7.6     Reliance on Books, Reports and Records
Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation as provided by law, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.
7.7     Time Periods
In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
7.8     Seal
The Board of Directors shall determine if the Corporation shall have a corporate seal and, if so determined, the corporate seal shall be in such form as the Board of Directors shall approve and may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.
7.9     Amendment of Bylaws
These Bylaws may be altered, amended or repealed or new Bylaws may be approved at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting; provided, however, that, in the case of alterations, amendments, repeals or the adoption of new Bylaws by the Board of Directors, notwithstanding any other provision of these Bylaws or any provision of applicable law that might otherwise permit a lesser vote or no vote, the affirmative vote of a majority of all of the members of the Board of Directors shall be required to alter, amend or repeal any provision of these Bylaws or to approve new Bylaws. In the case of alterations, amendments, repeals or the adoption of new Bylaws by the stockholders, the affirmative vote of the holders of at least a majority of the total voting power of the shares outstanding and entitled to vote on the matter shall be required to alter, amend or repeal any provision of these Bylaws or to approve new Bylaws.
7.10     Severability
If any provision or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (B) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

The foregoing Sixth Amended & Restated Bylaws were adopted by the Board of Directors on October 26, 2022.

/s/ Travis L. Counts

Travis L. Counts
Chief Legal Officer and Secretary